Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related prospectus of VCampus Corporation and to the inclusion therein of our report dated March 10, 2006 (except for Note 15, as to which the date is March 23, 2006) with respect to the 2004 and 2005 financial statements and schedule of VCampus Corporation also included therein, as filed with the Securities and Exchange Commission.

/s/ Reznick Group, P.C.

Vienna, Virginia
November 21, 2006